Exhibit 2.1

IT ASSET CONTRIBUTION AGREEMENT

THIS ASSET CONTRIBUTION AGREEMENT (this “Agreement”), dated as of the 19th day of April, 2022, is entered into by and among, LZG INTERNATIONAL, INC., a Florida corporation (“LZGI”); FATBRAIN LLC, a Delaware limited liability company, (“FatBrain”). LZGI, and FatBrain are referred to singularly as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, FatBrain owns certain intellectual property (IT) asssets, including, patents, patents pending, patents in preparation, proprietary technology, development plans, contractual rights (the “FatBrain IT”); and

WHEREAS, LZGI wishes to purchase and acquire the FatBrain IT, and FatBrain desires to sell and contribute such intellectual property to LZGI in exchange for shares of common stock of LZGI; and

WHEREAS, LZGI, and FatBrain propose to enter into this Agreement which provides, among other things, that FatBrain will transfer and sell the FatBrain IT to LZGI, in exchange for such number of shares of LZGI’s common stock as set forth herein (the “IT Contribution”), on the terms and conditions set forth herein and such additional items as more fully described in this Agreement.

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. The following terms shall have the following respective meanings:

“IT”	the FatBrain IT;
“Closing”	the closing of the transactions contemplated by this Agreement;
“Completion”

completion of acquisition of the IT (as such term is defined below) by LZGI and issuance of the Exchange Shares (as such term is defined below) in accordance with the terms and conditions of this Agreement;

“Encumbrance”

shall mean any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, pre-emptive right, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, IT or rights of whatsoever nature and includes any agreement for any of the same and reference to “Encumbrances” shall be construed accordingly;

“Person”	any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);
“US”	United States of America; and
“United States Dollars” or “US$”	United States dollars.

Section 1.02. Rules of Construction.

(a) Unless the context otherwise requires, as used in this Agreement: (i) “including” means “including, without limitation”; (ii) words in the singular include the plural; (iii) words in the plural include the singular; (iv) words applicable to one gender shall be construed to apply to each gender; (v) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (vi) the terms “Article” and “Section” shall refer to the specified Article or Section of or to this Agreement; and (vii) the term “day” shall refer to calendar days.

(b) Titles and headings to Articles and Sections are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II

THE ASSET PURCHASE

Section 2.01. IT Asset Contribution.

(a) Subject to and upon the terms and conditions of this Agreement, on the Closing Date (as defined hereafter), LZGI shall acquire the FatBrain IT with all of such IT acquired being free from all Encumbrances together with all rights now or hereafter attaching thereto, and LZGI shall be the sole owner of the IT. The parties acknowledge that the FatBrain IT shall not include the assets listed in Exhibit A, which is attached hereto and made a part of this Agreement.

(b) Notwithstanding anything contained herein to the contrary, FatBrain shall retain and LZGI shall not acquire or assume and the FatBrain IT shall not include the following assets, properties and rights (collectively, the “Excluded Assets”):

a.	all cash and cash equivalents of FatBrain, together with all rights to all bank accounts of FatBrain;
b.	all accounts receivable of FatBrain;
c.	all minute books, organizational documents, stock registers and such other books and records of FatBrain as organization or existence of FatBrain;
d.	all personnel files for former employees and employees of FatBrain; all assets and contracts related to, or assets held with respect to, the employee plans;
e.	all rights of FatBrain under the transaction documents; any excluded contracts and all insurance policies of Seller; and
f.	all shares of common stock of LZGI transferred to FatBrain pursuant to the IT Asset Contribution Agreement, dated as of October 23, 2021.

(b) As consideration for the contribution of the FatBrain IT, LZGI shall issue to FatBrain Eighty Million (80,000,000) shares of LZGI’s common stock, par value US$0.001 (the “Exchange Shares”), which shares shall constitute voting control of LGZI.

(c) LZGI shall not assume pursuant to this Agreement or the transactions contemplated hereby, and shall have no liability for, any liabilities of FatBrain or any of its affiliates, or any of its or their predecessors in interest, of any kind, character or description whatsoever, all of which shall be retained by and continue to be liabilities of FatBrain or its affiliates, as applicable, except that the Company shall (i) assume, and convert at closing, the several Convertible Secured Promissory Notes issued by FatBrain between September 2021 and December 2021 in the aggregate principal amount of $2,070,000 (convertible at $0.122 per share), a form of which notes is attached hereto as Exhibit B, and (ii) assume that certain secured promissory note in the original principal amount of $3,000,000 issued to Peter Ritz, Shawn Carey and Rajashi Das, a copy of which is attached hereto as Exhibit C.

(d) The Asset Contribution shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law. If the Closing does not occur as set forth in Section 2.02 of this Agreement due to one Party’s failure to perform, then the other Party may terminate the Agreement.

Section 2.02. Closing Location. The Closing of the IT Asset Contribution and the other transactions contemplated by this Agreement will occur as soon as possible (the “Closing Date”), at the offices of Kline Law Group PC, 15615 Alton Pkwy, Ste. 400, Irvine CA 92618.

Section 2.03. Contributors’ Closing and Post-Closing Items.

(a) At the Closing, Contributors shall tender to LZGI:

(1)	the Bill of Sale from FatBrain in a form acceptable to LZGI and its legal counsel, together with such other separate instruments of sale, transfer or assignment as LZGI reasonably requests for the transfer of ownership of the IP IT to LZGI;
(2)	a certificate signed by FatBrain certifying that the conditions in Section 8.01(b) have been satisfied.

(b) Following the Closing, the Contributors shall provide in a timely manner all documents, purchase agreements and any other instruments reasonably required to effect the transfer of ownership of the IT to LZGI.

Section 2.04. LZGI’s Closing and Post-Closing Items.

(a) At the Closing, LZGI will tender to Contributors:

(1) A certified copy(ies) of resolutions of the Board of Directors of LZGI in a form satisfactory to FatBrain, acting reasonably, authorizing:

(i) the execution and delivery of this Agreement by LZGI; and

(ii) the issuance of the Exchange Shares to the Contributors.

(2) Share certificates, registered in the names of the Contributors as set forth above representing all of the Exchange Shares; and

(3) A certificate executed by a duly appointed officer of LZGI certifying that the conditions in Section 9.01(b) have been satisfied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01. Each Party represents and warrants to the other Party that each of the warranties it makes is accurate in all respects and not misleading as at the date of this Agreement.

Section 3.02. Each Party undertakes to disclose in writing to the other Party anything which is or may constitute a breach of or be inconsistent with any of the warranties immediately upon the same coming to its notice at the time of and after Completion.

Section 3.03. Each Party agrees that each of the warranties it makes shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

Section 3.04. Each Party acknowledges that the restrictions contained in Section 11.01 shall continue to apply after the Closing without limit in time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LZGI

LZGI represents and warrants to the Contributors as follows:

Section 4.01. Organization, Standing and Authority; Foreign Qualification. LZGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in Utah and in each other jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 4.02. Corporate Authorization. The execution, delivery and performance by LZGI of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the directors and/or shareholders of LZGI, and this Agreement constitutes a valid and binding agreement of LZGI. The Exchange Shares to be issued in accordance with this Agreement shall be duly authorized and, upon such issuance, will be validly issued, fully paid and non-assessable.

Section 4.03. Capitalization. (a) LZGI’s authorized capital stock is One Hundred Million (100,000,000) authorized shares of common stock, par value $0.001 (the “Common Stock”) and Twenty Million Shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”) and as of the Closing Date prior to the issuance of the Exchange Shares, the Common Stock outstanding is Two Hundred Fifty Thousand Five Hundred Fifty-Six (250,556) and no Preferred Stock, all of which are duly authorized, validly issued, fully paid and non-assessable. Other than as set forth on Schedule 4.03 hereto, there is no commitment, contract of option in favor of any person to issue any Common Stock or Preferred Stock or any other security of LZGI.

(b) The Note identified in Subsection A of Schedule 4.03 has been cancelled, and the Notes identified in Subsections B and C of Schedule 4.03 will be converted into shares of common stock of LZGI at the Closing.

Section 4.04. No Conflict. The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a) violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of LZGI;

(b) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which LZGI is a party or by or to which either of its assets or properties, may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon LZGI or upon the securities, IT or business of LZGI;

(d) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to LZGI or to the securities, properties or business of LZGI; or

(e) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by LZGI.

Section 4.05. Litigation. There is no litigation, suit, proceeding, action or claim at law or in equity, pending or to LZGI’s best knowledge threatened against or affecting LZGI or involving any of LZGI’s property or IT, before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits or proceedings relating to toxic materials, hazardous substances, pollution or the environment. LZGI is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

Section 4.06. Compliance with Laws. To the best knowledge of LZGI, it has complied with all laws, municipal bylaws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to it, its properties or the operation of its business, except where the failure to comply will not have a material adverse effect on the business, properties, financial condition or earnings of LZGI.

Section 4.07. Material Information. This Agreement and all other information provided, in writing, by LZGI or representatives thereof to the Contributors, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions which have not been disclosed to the Contributors in writing which, individually or in the aggregate, could have a material adverse effect on LZGI or a material adverse effect on the ability of LZGI to perform any of its obligations pursuant to this Agreement.

Section 4.08. Brokerage. No broker or finder has acted, directly or indirectly, for LZGI nor did LZGI incur any finder’s fee or other commission, in connection with the transactions contemplated by this Agreement.

Section 4.09. Employees. For the 5 years prior to the date of this Agreement, LZGI has had no employees. LZGI is party to no employment agreement and has no liability to any employee or former employee, consultant, contractor, agent or other person.

Section 4.14. Contracts. Schedule 4.14 sets for a list of every contract to which LZGI is a party or by which LZGI or any of its property is bound, a complete and accurate copy of which (or, in the case of any oral contract, a complete and accurate summary of which) has been delivered to the Contributors. Neither LZGI nor the other party to any such contract is in breach of any of the terms thereof.

Section 4.15. Insurance. The types of insurance policies held by LZGI, as well as the limits of liability thereon, are set forth on Schedule 4.15. Accurate and complete copies of all such policies have been delivered to the Contributors.

Section 4.16. SEC Documents. LZGI has filed all reports, schedules, forms, statements and other documents as required by the United States Securities and Exchange Commission (“SEC”) and LZGI has delivered or made available to Holdings all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “LZGI SEC Documents”). The LZGI SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such LZGI SEC Documents, and none of the LZGI SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Holdings prior to the date of this Agreement), none of the LZGI SEC Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of LZGI included in such LZGI SEC Documents (the “LZGI Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of LZGI and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by LZGI’s independent accountants). Except as set forth in the LZGI SEC Documents, at the date of the most recent audited financial statements of LZGI included in the LZGI SEC Documents, neither LZGI nor any of its subsidiaries had, and since such date neither LZGI nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to be materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or liabilities of a Party or (b) the ability of a Party to consummate the Transactions.

Section 4.17. Undisclosed Liabilities. Neither LZGI nor any of its subsidiaries has any liability (except for (a) liabilities shown on the balance sheet contained in the most recent Form 10-Q filed with the SEC, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Form 10-Q filed with the SEC in the ordinary course of business which do not exceed $1,000.00 in the aggregate and (c) contractual and other Liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS

FatBrain represents and warrant to LZGI as follows:

Section 5.01. Standing and Authority. FatBrain has all requisite power and authority to own, lease and operate the IT and to conduct any business related to the IT as presently conducted and as proposed to be conducted and is duly qualified or licensed in each jurisdiction in which the character of the IT or the nature of the business activities related to the IT require such qualification.

Section 5.02. Authorization. The execution, delivery and performance by the Contributors of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions, as the case may be, on the part of the Contributors, and FatBrain has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement of the Contributors. FatBrain has the authority and legal capacity to sell the IT as contemplated hereunder.

Section 5.03. Title of the IT Asset. FatBrain holds one hundred percent (100%) of the FatBrain IT, , without any Encumbrances thereon whatsoever. Upon Completion, LZGI shall be the beneficial and record holder of the IT, without any Encumbrances thereon. Except for this Agreement, the IT are not subject to any contracts, agreements or other arrangements under which FatBrain or any other Person has granted, or is obligated to grant, rights to others to use, reproduce, own, control, market or exploit the IT or any part of the IT.

Section 5.04. Sale of Exchange Shares. Upon completion of the purchase and sale of the Exchange Shares, the Contributors shall be the beneficial and record holder of the Exchange Shares.

Section 5.05. Affiliated Party; Investment Risk. FatBrain understands that an investment in LZGI includes a high degree of risk, they has such knowledge and experience in financial and business matters, investments, securities and private placements as to be capable of evaluating the merits and risks of their investment in the Exchange Shares, are in a financial position to hold the Exchange Shares for an indefinite period of time, and are able to bear the economic risk of, and withstand a complete loss of such investment in the Exchange Shares.

Section 5.06. Cooperation. If required by applicable securities laws or order of a securities regulatory authority, stock exchange or other regulatory authority, the Contributors will execute, deliver, file and otherwise assist LZGI in filing such reports, undertakings and other documents as may be required with respect to the issuance of the Exchange Shares.

Section 5.07. Tax Advice. FatBrain is solely responsible for obtaining such legal, including tax, advice as they considers necessary or appropriate in connection with the execution, delivery and performance by the Contributors of this Agreement and the transactions contemplated herein.

Section 5.08. Investment Representations. FatBrain acknowledges and agrees that:

(a) the Exchange Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or under any state securities or “blue sky” laws of any state of the United States, and are being offered only in a transaction not involving any public offering within the meaning of the 1933 Act, and, unless so registered, may not be offered or sold, directly or indirectly, in the United States or to U.S. Persons (as defined herein), except in accordance with the provisions of Regulation S under the 1933 Act, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act, and in each case only in accordance with applicable state securities laws;

(b) the Company has not undertaken, and will have no obligation, to register any of the Securities under the 1933 Act;

(d) by execution hereof the Contributor has waived the need for the Company to communicate its acceptance of the purchase of the Exchange Shares pursuant to this Agreement;

(e) the Company is entitled to rely on the representations and warranties and the statements and answers of the Contributor contained in this Agreement, and the Contributor will hold harmless the Company from any loss or damage it may suffer as a result of the Contributor’s failure to correctly complete this Agreement;

(f) the Contributor is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated by the Commission under the Securities Act and is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable such Contributor to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. Contributor is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof. Contributor is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended;

(g) the Contributor will acquire the Shares for its own account for investment and not with a view toward, or for resale in connection with, the public sale or any distribution thereof in violation of the Securities Act or any applicable state securities law, and has no direct or indirect arrangement or understandings with any other person or entity to distribute or regarding the distribution of such Shares;

(h) the Contributor understands and agrees that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws by reason of their issuance in a transaction that does not require registration under the Securities Act, and that such Shares must be held indefinitely unless a subsequent disposition is registered under the Securities Act or any applicable state securities laws or is exempt from such registration;

(i) the Contributor has been advised to consult the Contributor’s own legal, tax and other advisors with respect to the merits and risks of an investment in the Exchange Shares and with respect to applicable resale restrictions and the Contributor is solely responsible (and the Company is not in any way responsible) for compliance with applicable resale restrictions;

(j) the Company has advised the Contributor that the Company is relying on an exemption from the requirements to provide the Contributor with a prospectus to sell the Exchange Shares and, as a consequence of acquiring the Exchange Shares pursuant to such exemption certain protections, rights and remedies provided by the applicable securities legislation will not be available to the Contributor;

(k) neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Exchange Shares; no documents in connection with this Offering have been reviewed by the SEC or any state securities administrators; there is no government or other insurance covering any of the Exchange Shares;

(l) this Agreement is not enforceable by the Contributor unless it has been accepted by the Company, and the Contributor acknowledges and agrees that the Company reserves the right to reject any Agreement for any reason.

Section 5.09 Share Legend. The Exchange Shares shall bear the following legend:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (REASONABLY ACCEPTABLE TO THE COMPANY), IN AN ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.”

Section 5.10. No Conflict. The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which either Contributor is a party or by or to which its IT or properties (including the IT) may be bound or subject;

(b) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon the Contributors, or either of them, or the IT; or

(c) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to either Contributor or to the IT (including the IT).

Section 5.11. Compliance with Laws. To the best of Contributor’s knowledge, Contributor is not in violation of any applicable order, judgment, injunction, award or decree nor is he in violation of any federal, provincial, state, local, municipal or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on Contributor or his IT (including the IT) and has not received written notice that any violation is being alleged.

Section 5.12. Material Information. This Agreement and all other information provided in writing by the Contributors to LZGI, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions, which have not been disclosed to LZGI in writing which, individually or in the aggregate, could have a material adverse effect on such Contributor or the IT or a material adverse effect on the ability of such Contributor to perform any of his obligations pursuant to this Agreement.

Section 5.13. Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving either Contributor or any of its IT (including the IT). There are no actions, suits or claims or legal, regulatory, administrative or arbitration proceedings pending or, to the knowledge of Contributor, threatened against or involving Contributor or any of its IT (including the IT).

ARTICLE VI

COVENANTS AND AGREEMENTS OF FATBRAIN

Section 6.01. Conduct of Businesses in the Ordinary Course. From the date of this Agreement to the Closing Date, the Contributors shall each conduct the business related to the IT Assets substantially in the manner in which it is currently conducted.

Section 6.02. Preservation of the IT Assets. From the date of this Agreement to the Closing Date, FatBrain shall use its reasonable commercial efforts to preserve intact the IT and to keep available the services, and preserve the goodwill, of its present managers, officers, employees, agents, and consultants, if any, performing any services pertaining to the IT

Section 6.03. Conduct Pending the Closing Date. From the date of this Agreement to the Closing Date: (a) FatBrain shall use its reasonable commercial efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article V shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and (b) FatBrain shall promptly notify LZGI of any event, condition or circumstance that would constitute a violation or breach of this Agreement by FatBrain.

Section 6.04. Corporate Examinations and Investigations. Prior to the Closing Date, LZGI shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, liabilities, properties, business and operations of FatBrain, and such examination of the books, records, tax returns, results of operations and financial condition of FatBrain. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Contributors and its employees and representatives, including without limitation, their counsel and independent public accountants, shall cooperate fully with such representatives in connection with such reasonable review and examination.

ARTICLE VII

COVENANTS AND AGREEMENTS OF LZGI

Section 7.01. Litigation. From the date of this Agreement to the Closing Date, LZGI shall notify FatBrain of any actions or proceedings of the type described in Section 4.05 that are threatened or commenced against LZGI or against any officer, director, employee, properties or assets of LZGI and of any requests for information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

Section 7.02. Conduct of LZGI Pending the Closing. From the date hereof through the Closing Date:

(a) LZGI shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article IV shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and

(b) LZGI shall promptly notify FatBrain of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by LZGI.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATION OF LZGI TO CLOSE

The obligations of LZGI to be performed by it at the Closing pursuant to this Agreement are subject to the fulfillment on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

Section 8.01. Representations and Covenants. (a) The representations and warranties of FatBrain contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b)   FatBrain shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by him on or before the Closing Date. FatBrain shall have delivered to LZGI a certificate, dated the Closing Date, and signed by it to the foregoing effect.

Section 8.02. Governmental Permits and Approvals.

(a) All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by FatBrain with respect to the IT to continue to be carried on substantially in the same manner by LZGI immediately following the Closing Date shall have been obtained and shall be in full force and effect, and LZGI shall have been furnished with appropriate evidence, reasonably satisfactory to it, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b) There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 8.03. Third Party Consents. All consents, permits and approvals from parties to contracts with FatBrain that may be required in connection with transactions contemplated hereby or the continuance of such contracts in full force and effect after the Closing Date, shall have been obtained.

Section 8.04. Litigation. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any Person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on FatBrain or the FatBrain IT.

Section 8.05 Due Diligence Review. LZGI must have received results satisfactory to it, in its sole discretion, from its due diligence review of the Contributors and the IT.

Section 8.06 Closing Documents. FatBrain shall have executed and delivered the documents described in Section 2.03 above.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION OF FATBRAIN AND MISISON TO CLOSE

The obligations of the Contributors to be performed by it at the Closing pursuant to this Agreement are subject to the fulfillment, on or before the Closing Date, of each the following conditions, any one or more of which may be waived by the Contributors, to the extent permitted by law:

Section 9.01. Representations and Covenants. (a) The representations and warranties of LZGI contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b) LZGI shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date. LZGI shall have delivered to the Contributors a certificate dated the Closing Date, and signed by an authorized signatory of LZGI to the foregoing effect.

Section 9.02. Litigation. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any Person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on LZGI.

Section 9.03. Closing Documents. LZGI shall have executed and delivered the documents described in Section 2.04 above.

ARTICLE X

TERMINATION

Section 10.01. Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the IT Contribution and the other transactions contemplated by this Agreement shall be abandoned at any time prior to the Closing: by mutual written consent of the Contributors and LZGI.

Section 10.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 10.01, this Agreement shall become null and void and of no further force and effect.

ARTICLE XI

POST-CLOSING COVENANTS

Section 11.01 FatBrain’s Covenants. FatBrain hereby covenants with LZGI and promises as follows:

(a)	To take any and all actions reasonably requested by LZGI to ensure that LZGI receives all information, documents, passwords, assignments and any other documents, consents, assignments, or information necessary for LZGI to own and operate the IT Assets.

(b)	To execute any and all documents, filings or other instruments as may be necessary to transfer and assign to LZGI all of the intellectual property related to the IT Assets.

MISCELLANEOUS

Section 11.02. Time. Time shall be of the essence hereof.

Section 11.03. Notices. Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered to the Party to whom it is given or, if mailed, by prepaid registered mail, or sent by email, addressed to such Party at:

if to FatBrain, at:

54 West 40 St., Suite 1123

New York, NY 10018

if to LZGI, at:

2157 S. Lincoln Street, Suite 200

Salt Lake City, Utah

or at such other physical address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this article. Written notice hereunder, shall be delivered personally or sent to each Party by (i) personal delivery, (ii) a nationally-recognized, next-day courier service, (iii) first-class registered or certified mail, postage prepaid or (iv) electronic mail. In the case of delivery by certified mail, such mailing shall be deemed to have been delivered following deposit with the U.S. Postal Service, if deposited at a United States post office five (5) calendar days following deposit with the U.S. Postal Service. In the case of overnight delivery, delivery shall be deemed to be completed upon receipt of the notice at the address provided. In the case of email delivery, delivery shall be deemed to be completed upon the email message having been sent.

Section 11.04. Severability. If a court of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Section 11.05. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, by and between any of the Parties with respect to the subject matter hereof.

Section 11.06. Further Assurances. The Parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

Section 11.07. Waiver. Except as provided in this Article, no action taken or inaction pursuant to this Agreement will be deemed to constitute a waiver of compliance with any warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature. No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 11.08. Counterparts. This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument and shall be valid and enforceable.

Section 11.09. Arbitration.

(a) All disputes, controversies or claims arising out of, relating to, or in respect of this Agreement, including any issue regarding its existence, validity, enforceability, interpretation, breach or termination (each a "Dispute") shall be resolved in accordance with the terms of this Agreement.

(b) Any Dispute that LZGI or FatBrain are unable to amicably resolve or settle between themselves through negotiations between senior executives of the relevant Party within fifteen (15) Business Days (or such longer period as the applicable parties may agree to in writing) of a party being provided notice of such Dispute or difference in accordance with Section 11.2 of this Agreement (the "Consultation Period") shall be referred to and finally determined by final and binding arbitration. The arbitration shall be confidential and shall be settled in accordance with the terms of this Agreement (the "Arbitrator").

(c) The arbitration shall be governed by the Rules of the American Arbitration Association to the extent that such rules do not conflict with the terms of this Section 11.4.

(d) The arbitration shall be seated in the City of Philadelphia, Pennsylvania and the arbitration agreement set forth in this Agreement shall be governed by and construed in accordance with the laws of New York.

(e) Within thirty (30) days of the expiry of the Consultation Period, the disputing parties agree to jointly select the Arbitrator who shall be trained in the laws of New York. The Arbitrator shall be impartial and independent of the Parties and shall be experienced and knowledgeable about the subject matter of the Dispute (generally and not as to the express facts concerning the Dispute). If the disputing Parties are unable to agree upon the Arbitrator, any such disputing Parties may apply to elect an Arbitrator in accordance with the provisions of the Rules of the American Arbitration Association.

(f) It is specifically acknowledged and agreed that any Dispute that cannot be resolved between the disputing Parties prior the expiry of the Consultation Period shall be submitted to arbitration irrespective of the magnitude thereof or the amount in question.

(g) The Arbitrator shall have jurisdiction: (i) to apply all applicable statutes, regulations, common law and equity; and (ii) to make an award or awards in respect of interest and the payment of the costs of the arbitration (including arbitrators' fees and the legal costs of the Parties). The Arbitrator also may, where requested by a Party, determine the nature and extent of production of documents and oral depositions.

(h) The award of the Arbitrator shall be reduced to writing and be final and binding on the disputing Parties. Any monetary award shall be made and payable, free of any taxes or other deduction, and shall bear interest from the date of any breach or other violation of this Agreement to the date on which the award is paid, at a rate determined by the Arbitrator.

(i) Judgment upon the award(s) rendered by the Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and order of enforcement.

(j) The Party against whom judgment is rendered shall bear all legal fees of the disputing Parties and all other costs incurred in connection with an arbitration proceeding, including the expenses of the Arbitrator.

(k) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a legal court, the Arbitrator shall have full authority to grant provisional remedies, statutory remedies and to award damages for the failure of the disputing parties to respect the Arbitrator's orders to that effect.

(l) Nothing in this Agreement shall restrict or prohibit a Party from commencing arbitration at any time, including prior the expiry of a Consultation Period, in order to protect its rights under this Agreement or in relation to a dispute or disagreement.

(m) Except where reasonably prevented by the nature of the Dispute, LZGI, the Shareholders and FatBrain shall continue to perform their respective duties, obligations and responsibilities under this Agreement and the Transaction Documents while the Dispute is being resolved in accordance with this Section 10.4, unless and until such obligations are lawfully terminated or expire in accordance with the provisions thereof.

(n) All dispute resolution and arbitration proceedings (including all related information, communications, documents, materials, and evidence) shall be strictly confidential, and each party shall have a fiduciary obligation to the other parties to protect, preserve and maintain the integrity of such confidentiality.

Section 11.10. Independent Legal Advice. Each of the Parties acknowledges that they: (a) have been advised by the other Parties to seek independent legal advice; (b) have sought such independent legal advice or deliberately decided not to do so; (c) understand their rights and obligations under this Agreement; and (d) are executing this Agreement voluntarily.

Section 11.11. Press Releases and Public Announcements. No Party shall issue or otherwise disseminate any press release or other public notice related to this Agreement, the Transaction Documents or any of the transactions contemplated hereby without the prior written consent of the other Parties. Notwithstanding the foregoing, LZGI shall be permitted to issue any public notice related to this Agreement or any of the transactions contemplated hereby, without the consent of any other Party if such release is required by a Governmental Authority, a recognized securities exchange on which its securities are or may be listed or any Applicable Law.

[SIGNATURE PAGE TO FOLLOW.]

IN WITNESS WHEREOF the Parties hereto have set their hand and seal as of the day and year first above written.

LZG INTERNATIONAL, INC. a Florida corporation	FATBRAIN LLC A Pennsylvania limited liability company
By: /s/ Peter Ritz Name: Peter Ritz Title: CEO	By: /s/ Peter Ritz Name: Peter Ritz Title: Manager

EXHIBIT "A"

FATBRAIN EXCLUDED INTELLECTUAL PROPERTY

Dynamic Media Intelligence – Code name “Andromeda”

Climate Wellness - Code name “Clair”

EXHIBIT "B"

FORM OF FATBRAIN CONVERTIBLE PROMISSORY NOTE

Form reviewed by the Board of Director and excluded here

EXHIBIT "C"

FATBRAIN SECURED PROMISSORY NOTE

Form reviewed by the Board of Director and excluded here

Schedule 4.03

Convertible Notes

A.	Convertible Promissory Note, dated April 20, 2010, issued to Greg Popp, in the original principal amount of $23,500, with outstanding unpaid principal and interest of $45,501 – CANCELLED OCTOBER 23, 2021.

B.	Convertible Promissory Note, dated November 30, 2019, issued to First Equity Holdings, Inc., in the original principal amount of $119,200, with outstanding unpaid principal and interest of $147,923 – TO BE CONVERTED AT CLOSING INTO NINE HUNDRED THOUSAND (900,000) SHARES OF COMMON STOCK OF LZGI.

C.	Convertible Promissory Note, dated June 30, 2019, issued to Capital Communications Inc., in the original principal amount of $70,000, with outstanding unpaid principal and interest of $107,245 – ASSIGNED OCTOBER 23, 2021, AND TO BE CONVERTED AT CLOSING INTO AND AGGREGATE OF EIGHT MILLION NINE HUNDRED SEVEN THOUSAND SEVEN HUNDRED FIFTY-FOUR (8,907,754) SHARES OF COMMON STOCK OF LZGI.